FORM 5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


             |_| Check this box if no longer subject to Section 16.
                   Form 4 or Form 5 obligations may continue.
                              See Instruction 1(b).

                          |_| Form 3 Holdings Reported

                        |_| Form 4 Transactions Reported



1.   Name and Address of Reporting Person*:      Kahn       R. Douglas
                                                -------------------------------
                                                 (Last)     (First)    (Middle)

                                      PanAmSat Corporation One Pickwick Plaza
                                    -------------------------------------------
                                                     (Street)

                                          Greenwich    Connecticut     06830
                                          -------------------------------------
                                            (City)      (State)        (Zip)


2.   Issuer Name and Ticker or Trading Symbol:

          PanAmSat Corporation (SPOT)

3.   IRS or Social Security Number of Reporting Person  (Voluntary):


4.   Statement for Month/Year:

         12/31/98

5.   If Amendment, Date of Original:
      (Month/Year)


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

_____  Director

__X__  Officer (give title below)

_____  10% Owner

_____  Other (specify below)

          Chief Operating Officer


7.   Individual or Joint/Group Filing (Check Applicable Line)

__X__  Form filed by One Reporting Person

_____  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:
      (Instr. 3)



2.   Transaction Date:
      (Month/Day/Year)



3.   Transaction Code:
      (Instr. 8)



4.   Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

      Amount       (A) or (D)       Price



5.   Amount of Securities Beneficially Owned at End of Issuer's
     Fiscal Year:
      (Instr. 3 and 4)



6.   Ownership Form:   Direct (D) or Indirect (I):
      (Instr. 4)



7.   Nature of Indirect Beneficial Ownership:
      (Instr. 4)



*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:
      (Instr. 3)

     Employee Stock Options (right to buy) (1)

2.   Conversion or Exercise Price of Derivative Security:

     $35.375

3.   Transaction Date :
      (Month/Day/Year)

     12/04/98

4.   Transaction Code:
      (Instr. 8)

          A

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

       (A)                 (D)
     70,000


6.    Date Exercisable and Expiration Date:
       (Month/Day/Year)

       Date Exercisable             Expiration Date
          (1)                           12/04/08


7.   Title and Amount of Underlying Securities:
       (Instr. 3 and 4)

      Title                Amount or Number of Shares
    Common Stock,                  70,000
    par value $0.01
    per share


8.   Price of Derivative Security:
      (Instr. 5)


9.   Number of Derivative Securities Beneficially Owned at End of Year:
      (Instr. 4)

          70,000

10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):
       (Instr. 4)

            D

11.  Nature of Indirect Beneficial Ownership:
       (Instr. 4)


Explanation of Responses:
(1) The options become exercisable in equal annual installments over three (3) years commencing December 4, 1999.


                                            *R. Douglas Kahn

** Intentional misstatements or            /s/ James W. Cuminale
   omissions of facts constitute           -----------------------
   Federal Criminal Violations.            ** Signature of Reporting Person
   See 18 U.S.C. 1001 and                  *By:  James W. Cuminale
   15 U.S.C. 78ff(a).                            Authorized Signatory

                                           Date: 02/15/99


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.